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                                                                     Exhibit (j)





              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the captions "Independent Accountants" and "Financial Highlights" in the Registration Statement under the Securities Act of 1933 (Form N-1A No. 333-71469) and related Prospectus and Statement of Additional Information of Nicholas-Applegate Institutional Funds and to the incorporation by reference therein of our report dated May 1, 2002 (except Note F, as to which the date is May 17, 2002), with respect to the financial statements and financial highlights included in its Annual Report for the year ended March 31, 2002, filed with the Securities and Exchange Commission.

Los Angeles, California
November 22, 2002